UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2009

ML Macadamia Orchards, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9145	99-0248088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26-238 Hawaii Belt Road, Hilo, Hawaii		96720
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 808-969-8057

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2009, the Partnership executed a First Amendment to Revolving Loan Promissory Note, a Term Loan Promissory Note for $600,000, a Third Amended and Restated Credit Agreement, and a Third Supplemental Security Agreement with the Partnership’s existing lender, American AgCredit, PCA.  Under these documents the maturity date of the Partnership’s revolving loan facility was extended to June 29, 2010 and the amount available was reduced from $6,000,000 to $5,000,000.  In addition, the lender advanced an additional $600,000 as a term loan bearing fixed interest at 7.5% per annum, which requires equal monthly payments over the term, maturing on July 1, 2013.  These loans are governed by the Third Amended and Restated Credit Agreement, which continues the terms and conditions of the Second Amended and Restated Credit Agreement with the exception of changes to the minimum tangible net worth and minimum consolidated EBITDA financial covenants.  The minimum tangible net worth amount is required to be $41,068,000 and shall be increased dollar for dollar by the amount of positive consolidated net income of the Partnership beginning the first day of fiscal year 2009 and thereafter.  The Partnership is required to have consolidated EBITDA of not less than $1,500,000 at the end of each quarter during the term tested on a rolling four quarter period commencing as of September 30, 2009.  These loans are secured by substantially all of the assets of the Partnership.  These loans can be accelerated if there is an event of default under the loan documents including a failure to make payments when due, failure to comply with financial and other positive and negative covenants and a breach of representations and warranties by the Partnership.

Item 9.01	Exhibits

Exhibit 10.67	First Amendment to Revolving Loan Promissory Note

Exhibit 10.68	Term Loan Promissory Note

Exhibit 10.69	Third Amended and Restated Credit Agreement

Exhibit 10.70	Third Supplemental Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ML Macadamia Orchards, L.P.
(Registrant)

Date: July 9, 2009
	By:	ML Resources, Inc.
Managing General Partner

	By:	/s/ Dennis J. Simonis
Dennis J. Simonis
President and Chief Executive Officer

EXHIBIT INDEX

Exhibits

Exhibit 10.67	First Amendment to Revolving Loan Promissory Note

Exhibit 10.68	Term Loan Promissory Note

Exhibit 10.69	Third Amended and Restated Credit Agreement

Exhibit 10.70	Third Supplemental Security Agreement